Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Immix Biopharma, Inc. (the “Company”) of our report dated July 20, 2021, except for Notes 2, 3 and 7 as to which the date is September 16, 2021 (which report contains an explanatory paragraph relating to the Company’s ability to continue as a going concern) relating to the consolidated financial statements of Immix Biopharma, Inc. and subsidiary.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ KMJ Corbin & Company LLP

Irvine, California

September 16, 2021